Exhibit 5.1

16 August, 2018

Cushman & Wakefield plc

125 Old Broad Street,

London,

United Kingdom,

EC2N 1AR

Re: Cushman & Wakefield plc Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special English counsel to Cushman & Wakefield plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the registration of 25,352,508 ordinary shares of $0.10 each in the Company (the “Shares”) to be issued by the Company under the DTZ Jersey Holdings Limited Management Equity Incentive Plan, restricted stock units granted pursuant to a DTZ Jersey Holdings Limited Restricted Stock Unit Award agreement, the Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan and the Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (collectively, the “Plans”).

This opinion is being furnished in connection with the registration statement (the “Registration Statement”) on Form S-8 to be filed by the Company today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

We understand that the Shares are not and are not intended to be admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)

the board resolutions passed at the meeting of the Company’s Board of Directors held on 19 June, 2018, and written resolutions of the Company passed on 10 July, 2018 and 18 July, 2018 (together the “Board Resolutions”);

(c)	the shareholder resolutions of the Company on 19 June, 2018, 11 July 2018 and 18 July, 2018 (the “Shareholder Resolutions”, and together with the Board Resolutions, the “Corporate Approvals”);

(d)

the certificate of incorporation dated 13 June 2018, the certificate of incorporation on change of name and re-registration of a private company as a public company dated 19 July 2018, and the Memorandum and Articles of Association of the Company adopted on 19 July 2018 (the “Articles”); and

(e)	the register of members of the Company as of 9 August 2018 (the “Register”).

In addition, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies or facsimile copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of the Register;

(d)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(e)	that the Company has fully complied with its obligations under all applicable money laundering legislation;

(f)	no document has been entered into by the Company in connection with any unlawful activity;

(g)

that the information relating to the Company disclosed by our searches on 16 August, 2018 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered, and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(h)

that, except insofar as matters are on public record and are discoverable by making any of the searches referred to in paragraph (g) above, the Company has not passed any voluntary winding-up resolution and that no petition has been presented to, or order made by, any competent authority for the winding-up, dissolution or administration of the Company and that no receiver, interim liquidator, administrative receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues;

(i)	that the Corporate Approvals have not been amended, revoked or suspended;

(j)

that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Corporate Approvals in accordance with the provisions of the Companies Act 2006 and the Articles, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles; and

(k)

that the actions to be carried out pursuant to the Corporate Approvals by the Company and the exercise of its rights and performance of its obligations thereunder will materially benefit the Company, and that the directors of the Company acted in good faith and in the interests of the Company in approving each of the Board Resolutions and the transactions contemplated thereby.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that the allotment of the Shares has been duly authorised and the Shares will, when the names of the holders of such Shares are entered in the Register and subject to the receipt by the Company of the aggregate issue price in respect of all the Shares, be validly issued, fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

Other than as set out above, we express no opinion as to any agreement, instrument or other document that may arise or be entered into, or as to any liability to tax that may arise or be incurred as a result of or in connection with the Offering.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act or the Rules.

This opinion letter is not to be furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose.

We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

[Signature page follows]

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Michael J. Preston
Michael J. Preston, a Partner

4